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Exhibit 21



                           SUBSIDIARIES OF THE COMPANY


a)      M2B World Pte Ltd, a Singapore corporation

b)      M2B World Inc., a Nevada corporation

c)      M2B Australia Pty Ltd, an Australian corporation

d)      Amaru Holdings Limited, a BVI corporation

e)      M2B Commerce Limited, a BVI corporation

f)      M2B Entertainment Inc, a Canadian corporation

g)      M2B World Travel Limited, a BVI corporation